                     FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

    This First Amendment to Stock Purchase Agreement (the "First Amendment"), entered into to be effective as of the 9th day of May, 1997, amends that certain Stock Purchase Agreement (the "Agreement"), dated effective as of March 27, 1997, by and between Reliant Partners, L.P., a Texas limited partnership ("RP"), and the parties listed on Schedule 1 thereto (the "Stockholders").

    WHEREAS, RP and the Stockholders entered into the Agreement pursuant to which RP agreed to purchase from the Stockholders certain securities of RBPI Holding Corporation, a Delaware corporation (the "Company");

    WHEREAS, RP has assigned (the "Assignment") to Reliant Partners II, L.P., a Texas limited partnership ("RPII"), and the other parties listed on Appendix 1 (RPII and such other parties being herein referred to as the "Additional Purchasers" and, together with RP, the "Purchasers"), interests in the Agreement as specified on Appendix 1; and

    WHEREAS, the Stockholders and the Purchasers desire to amend certain provisions contained in the Agreement;

    NOW, THEREFORE, for and in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

    1. To reflect the Assignment, all references in the Agreement to Purchaser shall be deemed to be references to the Purchasers and the permitted successors and assigns of each of the Purchasers; PROVIDED, HOWEVER, that each individual included in the Additional Purchasers shall be deemed to have made only such of those representations and warranties contained in Section 3.2 of the Agreement as would be appropriate for an individual to make; and PROVIDED FURTHER, HOWEVER, that the representations and warranties contained in Section
3.2 shall be deemed to have been made by RP and each of the Additional Purchasers severally and not jointly.

    2.   The Stockholders hereby expressly consent, in accordance with Section
9.7 of the Agreement, to the Assignment.

    3. Exhibits A, C, E, G, H, I, J and K are hereby deleted in their entireties and shall read in their entireties as set forth on Exhibits A, C, E, G, H, I, J and K, respectively, attached hereto. Exhibit F shall be deemed to be modified, as appropriate, to reflect the assignment to the Additional Purchasers of interests in the Agreement and this First Amendment.

    4. Section 1.3(a) of the Agreement is hereby amended in its entirety to read as follows:

         "1.3 PURCHASE PRICE. (a) In reliance on the representations, warranties and agreements of the Stockholders contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the

    Stockholders and Purchasers agree that the following shall take place at the Closing:

           (i) Purchasers shall pay to the Holders, in immediately available funds, an aggregate amount equal to the remainder of $22,726,922.50 less the sum of (A) $250,000 to be paid by the Company to David G. Fiore as of the Closing as an extraordinary bonus, (B) the aggregate cash payments required to be made to the Unitholders pursuant to Section 1.4 hereof and (C) $250,000 to be delivered to the Stockholders' Representative for satisfaction of Seller Transaction Costs (as hereinafter defined) that are payable after the Closing;

          (ii) the Company shall (A) pay $7,373,077.50, in the aggregate, to the Holders, in immediately available funds, and (B) issue and deliver to the Holders notes in the form of Exhibit A hereto (the "Holder Notes") in an aggregate principal amount equal to $9,800,000 less the sum of the aggregate principal amount of Holder Notes required to be issued to the Unitholders pursuant to Section 1.4 hereof, in such denominations and names as may be designated in writing to Purchaser by the Stockholder Representative in accordance with the terms of this Article I, it being agreed that each Holder shall be entitled to its pro rata share of the cash payments and Holder Notes issuable pursuant to this Section 1.3 based on its relative ownership interest of Class A Common Stock and Class B Common Stock, as set forth in Schedule I hereto."

    5. Section 1.5 of the Agreement is hereby amended in its entirety to read as follows:

         "1.5 REDEMPTION OF CERTAIN SHARES. Notwithstanding anything contained elsewhere herein, it is acknowledged by the parties hereto that the payment of cash and issuance by the Company of Holder Notes to the Holders pursuant to Section 1.3(a)(ii) above shall be in redemption of such number of the Holders' shares of Class A Common Stock and Class B Nonvoting Common Stock (the "Redemption Shares") as are determined at the Closing based on the calculations set forth in Exhibit C hereto. Any Shares of Class A Voting Stock owned by the Stockholders not so redeemed shall be "Purchase Shares.""

    6. Section 5.2(e) of the Agreement is hereby amended in its entirety to read as follows:

         "OPINION OF COUNSEL FOR RP AND RPII. The Stockholders shall have received an opinion of counsel for RP and RPII dated the Closing Date and in the form and the effect of Exhibit J hereto."

    7. The first sentence of the final paragraph of Section 7.1, immediately following subsection (d) of Section 7.1, is hereby amended in its entirety to read as follows:

    "The Stockholders agree to reimburse the Purchasers, pro rata in accordance with their respective interests in the Company purchased pursuant hereto and in accordance with this Section 7.1, for any payment made by Purchasers at any time after the Closing in respect of any liability or claim to which the foregoing indemnity relates."

    8. The caption and the introductory sentence to Section 7.2, immediately prior to subsection (a) of Section 7.2, is hereby amended in its entirety to read as follows:

         "7.2 PURCHASERS' INDEMNIFICATION. If the transactions contemplated hereby are consummated, the Purchasers agree, jointly and severally as to RP and RPII, and severally and not jointly as to the other Purchasers (pro rata in accordance with their respective interests in the Company purchased pursuant hereto), to indemnify and hold harmless the Stockholders, their affiliates, officers, directors, owners, employees, agents and representatives against and in respect of Damages that the Stockholders shall incur or suffer, which arise, result from or relate to, directly or indirectly, in whole or in part:"

    9. The address for notice to the Purchasers contained in Section 9.4 is hereby amended in its entirety to read as follows:

              "If to Purchasers:

              c/o Reliant Partners, L.P.
              201 Main Street, Suite 3100
              Fort Worth, Texas  76102
              Attention:  W. Robert Cotham
              Facsimile No. (817) 338-2064"

    10. Section 9.1 of the Agreement is hereby amended in its entirety to read as follows:

         "9.1 NO BROKERAGE. Purchasers hereby represent and warrant to the Stockholders that they have not, and the Stockholders hereby represent and warrant to Purchasers that neither the Stockholders nor the Companies have, incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, except the fees of George Group, Inc., which will be paid by the Company, and the fees of Chase Securities, Inc., which will be paid by Purchasers, and Purchasers, on the one hand, and the Stockholders, on the other hand, hereby agree to indemnify and hold the other harmless in respect of any costs, liabilities or expenses, including, but not limited to, attorneys' fees, arising out of or relating to a breach by such party of the representation and warranty contained in this Section 9.1."

    11.  A new Section 9.16 is hereby added to the Agreement, which such
Section 9.16 shall read in its entirety as follows:

         "9.16     PURCHASERS' REPRESENTATIVE.

         (i) Each of the Purchasers hereby irrevocably appoints RP (the "Purchasers' Representative") as such Purchaser's agent and attorney-in-fact to take any action required or permitted to be taken by such Purchaser under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Purchasers, the payment of expenses relating to the transactions contemplated by this Agreement, the representation of the Purchasers in indemnification proceedings hereunder, and the right to waive, modify or amend any of the terms of this Agreement, and agrees to be bound by any and all actions taken by such agent on such Purchaser's behalf. Each Purchaser further agrees that the Purchasers' Representative, its agents, general partners and representatives, shall be fully indemnified by the other Purchasers to the fullest extent permitted by law for damages arising out of the Purchasers' Representative's actions or omissions in such capacity. Each Purchaser hereby acknowledges that the foregoing indemnity shall be applicable to all claims, liabilities, losses, damages or expenses that have resulted from or are alleged to have resulted from the active or passive, or the sole, joint or concurrent, ordinary negligence of the Purchasers' Representative.

         (ii) The Stockholders shall be entitled to rely exclusively upon any communications or writings given or executed by the Purchasers' Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Purchasers' Representative. The Stockholders shall be entitled to disregard any notices or communications given or made by the Purchasers unless given or made through the Purchasers' Representative.

         (iii) Subsequent to the Closing Date, in the event of the inability of the Purchasers' Representative to perform its functions hereunder, the former Purchasers shall promptly appoint a new agent or agents as attorney-in-fact or attorneys-in-fact, and such appointment or appointments shall be deemed to have been made when communicated to the Stockholders' Representative in writing signed by the Purchasers (or the personal representatives thereof) owning at least 51% of the Common Stock of the Company purchased by the Purchasers on the date hereof. If the Purchasers do not within fifteen days appoint a new agent or agents, then the former Purchaser then living or existing who owns the greatest number of shares of Common Stock of the Company shall serve as Purchasers' Representative if he or it is able and willing to do so, until a successor agent or agents shall have been appointed in accordance with the provisions hereof.

         (iv) The manner and form by which the Purchasers shall decide upon any new agent and attorney-in-fact shall be decided solely by the Purchasers owning 51% of the shares of Common Stock of the Company purchased by the Purchasers on the date hereof. The Purchasers recognize, and hereby acknowledge, that the Purchasers'

    Representative has an interest in the subject matter of this Agreement and that the appointment of such Purchasers' Representative (which shall include any successor Purchasers' Representative) as the Purchasers' Representative constitutes an irrevocable power-of-attorney coupled with an interest."

    12. Capitalized terms used but not defined herein shall have the same meanings as set forth in the Agreement.

    13. All terms and conditions of the Agreement, as amended hereby, remain in full force and effect. The Stockholders and the Purchasers ratify and confirm the Agreement and each of the schedules, appendices and/or exhibits thereto as amended hereby.

    14. This First Amendment may be executed in one or more counterparts, or facsimiles thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first set forth above.

                             STOCKHOLDERS:

                             WINGATE PARTNERS, L.P., on its own behalf and in its capacity as Stockholders' Representative

                               By: Wingate Management Company, L.P.,
                                   its general partner

                                   By:   /s/ James A. Johnson
                                         ---------------------------------------
                                   Name: James A. Johnson
                                         ---------------------------------------
                                   Its:  Principal
                                         ---------------------------------------

                             PURCHASERS

                             RELIANT PARTNERS, L.P.
                               By: Group 31, Inc., General Partner


                               By:   /s/ W.R. Cotham
                                     -------------------------------------------
                               Name: W.R. Cotham
                                     -------------------------------------------
                               Its:  Vice President
                                     -------------------------------------------

                             RELIANT PARTNERS II, L.P.
                               By:  FW Group Genpar, Inc., General Partner


                               By:   /s/ W.R. Cotham
                                     -------------------------------------------
                               Name: W.R. Cotham
                                     -------------------------------------------
                               Its:  Vice President
                                     -------------------------------------------


/s/ David G. Fiore                           /s/ Virgil D. Lowe
---------------------------------            -----------------------------------
DAVID G. FIORE                               VIRGIL D. LOWE


/s/ Rodney Vickers                           /s/ Charles E. Still
---------------------------------            -----------------------------------
RODNEY VICKERS                               CHARLES E. STILL


/s/ Jack L. Morris                           /s/ James R. Trigg, Jr.
---------------------------------            -----------------------------------
JACK L. MORRIS                               JAMES R. TRIGG, JR.

                                 APPENDIX 1


        Name of Assignee                        Assigned Interest
        ----------------                        -----------------
        Reliant Partners II, L.P.                    47.80%
        David G. Fiore                                2.15%
        Virgil D. Lowe                                0.50%
        Charles E. Still                              0.25%
        Jack L. Morris                                0.50%
        James R. Trigg, Jr.                           0.50%
        Rodney Vickers                                0.50%

NOTE NO. ________

                                    EXHIBIT A


THIS NOTE IS ONE OF A SERIES OF NOTES (COLLECTIVELY, THE "NOTES") BEING EXECUTED AND DELIVERED BY THE MAKER HEREOF PURSUANT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT (AS DEFINED HEREIN), SUCH NOTES BEING IN AN AGGREGATE PRINCIPAL AMOUNT EQUAL TO $9,800,000.

THIS NOTE IS SUBJECT TO A RIGHT OF OFFSET IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 6.4 BELOW.

THIS NOTE CONTAINS INDEMNIFICATION PROVISIONS IN SECTION 6.4, NOTICE OF WHICH IS HEREBY GIVEN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW. IT MAY NOT BE OFFERED FOR SALE OR SOLD IN THE ABSENCE OF: (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) APPLICABLE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS.

                            RBPI HOLDING CORPORATION

                               SUBORDINATED NOTE
                               -----------------

$_______________________                                             May 9, 1997

    FOR VALUE RECEIVED, RBPI Holding Corporation, a Delaware corporation ("Maker"), whose address is 3030 LBJ Freeway, Suite 300, Dallas, Texas 75234 promises to pay to _______________________________________ ("Payee"), at
___________________________________________, the aggregate principal sum of
__________________________ DOLLARS ($__________________), together with interest thereon at the rates hereinafter provided.

    Section 1. INTEREST. Interest on the principal amount of this Note shall be payable, at Maker's option from time to time, either (a) in cash; (b) by Capitalization of the Interest (as defined herein) as set forth in Section 3.2; or (c) any combination of (a) and (b) hereof. Interest paid in cash shall accrue at the rate of ten percent (10.00%) per annum (the "Cash Interest Rate") and interest paid by Capitalization of the Interest shall accrue at the rate of twelve percent (12.00%) per annum (the "Capitalized Interest Rate") (such interest rate, whether the Cash Interest Rate or the Capitalized Interest Rate or a combination thereof, being hereinafter referred to as the "Interest Rate"); PROVIDED, HOWEVER, that, upon the fourth anniversary of this Note, the Interest Rate shall automatically increase by two percent (2%) per annum and upon the fifth anniversary of this Note, the Interest Rate shall automatically increase by one percent (1%) per annum. Interest shall be payable semi-annually on the first business day of ________________ and _________________ of each year, commencing on _______,
1997 (each, an "Interest Payment Date"), based on a three hundred sixty-five
(365) day year for actual number of days elapsed.

    Section 2. PAYMENT. The remaining outstanding principal amount of this Note shall be due and payable on May 9, 2007.

    Section 3.  METHOD OF PAYMENT.

         3.1 CASH PAYMENTS. Cash payments of principal, interest and other amounts due hereunder shall be made in lawful money of the United States of America by (a) in the case of payments of principal, wire transfer of immediately available funds to the account of Payee designated in the records maintained by Maker, and (b) in the case of interest and any and all other payments, company check to Payee at the address set forth in Maker's records unless and until Payee provides written notice to Maker to the contrary.

         3.2 CAPITALIZED INTEREST. To the extent that Maker elects to add accrued interest at any Interest Payment Date to the principal of this Note ("Capitalization of the Interest"), such accrued interest shall thereafter be included in the principal amount of this Note for all purposes. In connection with any such election by Maker, Maker shall notify in writing Payee of its election and include in such notice a statement setting forth the new principal of the Note as of such Interest Payment Date. Any notice hereunder to Payee shall be delivered to Payee at the address for Payee set forth in Maker's records unless and until Payee provides written notice to Maker to the contrary.

    Section 4. DEFAULT INTEREST. If any installment of interest, or the principal amount hereof, is not paid within fifteen (15) days after the due date thereof, interest shall accrue on such unpaid amount at a default rate equal to the lesser of (a) two percent (2%) per annum above the then applicable Capitalized Interest Rate or (b) the highest rate permitted under applicable law, until such amount is paid in full (the "Default Rate").

    Section 5.  PREPAYMENT.

         5.1 VOLUNTARY PREPAYMENTS. This Note may be prepaid by Maker in whole or in part at any time without prepayment premium or penalty; provided, however, that any such prepayments shall be applied to the Notes on a pro rata basis.

         5.2  MANDATORY PREPAYMENTS.

              (a) Not later than the date 120 days after the end of each fiscal year of Maker ending after the date of this Note, subject to restrictions contained in documents evidencing Senior Debt, Maker shall prepay this Note in an aggregate amount equal to Payee's Pro Rata Share of the excess (if any) of
(i) 50% of Consolidated Available Cash Flow over (ii) the sum of (x) cash interest paid on the Notes during such fiscal year and (y) the cumulative amount, if any (calculated by reference to the aggregate principal amount of the Notes outstanding at the beginning and at the end of such fiscal year), by which the aggregate principal amount of the Notes has been reduced by prepayments of the Notes made during such fiscal year.

              (b) Not later than the date 15 days after the closing of a Public Equity Offering by Maker, Maker shall prepay this Note in an aggregate amount equal to Payee's Pro Rata Share of the excess (if any) of (i) the Net Available Proceeds of the Public Equity Offering over (b) the amount of Net Available Proceeds required to be applied to Senior Debt, which amount shall not exceed 50% of Net Available Proceeds.

    Section 6.     DEFAULTS AND REMEDIES.

         6.1 EVENTS OF DEFAULT. Any one or more of the following shall constitute an Event of Default hereunder: (a) default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise after five
(5) days notice of such failure from Payee; (b) Maker shall fail to pay within ten (10) days following the due date any installment of interest hereof;
(c) Maker or the Operating Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or be generally unable to pay its debts as such debts become due; (d) an involuntary case or other proceeding shall be commenced against Maker or the Operating Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or an order for relief shall be entered against Maker under the federal bankruptcy laws or the laws of the jurisdiction of organization of Maker as now or hereafter in effect, and such involuntary case or other proceeding or order shall remain undismissed or unstayed for a period of sixty (60) days, and if stayed, such involuntary case or other proceeding or order shall be dismissed upon termination of such stay; (e) default shall be made in the performance or observance of any other covenant, agreement or condition contained herein and such default shall have continued for a period of thirty (30) days after such default shall first have become known to Maker; or
(f) a Change in Control of Maker shall occur.

         6.2 ACCELERATION. If (a) an Event of Default shall occur pursuant to Sections 6.1(c) or (d), the principal of, and accrued interest on, and all other amounts due under this Note shall become immediately due and payable, and
(b) any other Event of Default shall occur, the principal of, and accrued interest on, and all other amounts due under, this Note shall become immediately due and payable upon notice by Payee to Maker.

         6.3 WAIVER OF PRESENTMENT, ETC. Maker hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

         6.4 RIGHTS OF THIRD PARTIES. Notwithstanding anything contained herein to the contrary, payments under this Note are subject to offset in the event that there are indemnification claims made by Purchaser (as defined in the Stock Purchase Agreement) to the extent and in the manner provided in the Stock Purchase Agreement. Payments hereunder may be offset by an amount equal to the total amount of such indemnification claim multiplied by Payee's Pro Rata Share. Payee (and, by acceptance of an assignment of all or a portion of this

Note, Payee's successors and assigns) hereby irrevocably appoints Wingate Partners, L.P. ("Wingate") as Payee's agent and attorney-in-fact to take any action required or permitted to be taken by Payee under this Note, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered by or on behalf of Payee, the payment of expenses relating to any dispute hereunder, the representation of Payee in indemnification proceedings or in respect of any dispute hereunder, and the right to waive, modify or amend any of the terms of this Note or settle any dispute in respect hereof and agrees to be bound by any and all actions taken by such agent on Payee's behalf. Payee further agrees to indemnify and hold harmless Wingate, its general partners, agents and representatives (collectively, for purposes of this Section 6.4, the "Wingate Indemnitees") to the fullest extent permitted by law for damages arising out of the Wingate Indemnitees' actions or omissions in such capacity. Payee hereby acknowledges that the foregoing indemnity shall be applicable to all claims, liabilities, losses, damages or expenses that have resulted from or are alleged to have resulted from the active or passive or the sole, joint or concurrent ordinary negligence of the Wingate Indemnitees.

    Section 7. FINANCIAL STATEMENTS AND INFORMATION. Maker shall furnish to Wingate, as agent for Payee, so long as this Note shall be outstanding:

              (a) as soon as available and in any event within 45 days after the end of the first, second and third quarterly accounting periods in each fiscal year of Maker, copies of the consolidated balance sheet of Maker and its Subsidiaries as of the end of such accounting period and copies of the related consolidated statements of income and changes in shareholders equity and cash flows of Maker and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarterly accounting period certified by the principal financial officer of Maker to present fairly in all material respects the information contained therein; PROVIDED, HOWEVER, that delivery of a copy of a Quarterly Report on Form 10-Q (without exhibits unless requested by Payee) of the Operating Company for such quarterly period filed with the Commission shall be deemed to satisfy the requirements of this paragraph (a); and

              (b) as soon as available and in any event within 90 days after the end of each fiscal year of Maker, copies of the consolidated balance sheet of Maker and its Subsidiaries as of the end of such fiscal year and copies of the related audited consolidated statements of income and changes in shareholders equity and cash flows of Maker and its Subsidiaries for such fiscal year; PROVIDED, HOWEVER, that delivery of a copy of an Annual Report on Form 10-K (without exhibits unless requested by Payee) of the Operating Company for such year filed with the Commission shall be deemed to satisfy the requirements of this paragraph (b).

    Section 8. COVENANTS. Maker covenants and agrees that on and after the date hereof, so long as this Note shall be outstanding:

          8.1 PAYMENT OF NOTE. Maker shall pay the principal of and interest on this Note on the dates and in the manner provided herein.

          8.2 LEGAL EXISTENCE. Maker shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and the legal existence of its Subsidiaries in accordance with the rights, licenses and franchises of Maker and its Subsidiaries, except where the failure to so act would not have a material adverse effect on Maker and its

Subsidiaries taken as a whole; PROVIDED, HOWEVER, Maker may merge or consolidate with a corporation provided that the surviving corporation has a Consolidated Net Worth equal to or in excess of that of Maker prior to such merger or consolidation and PROVIDED FURTHER, that such corporation executes an assumption agreement evidencing such corporation's assumption of all of Maker's obligations under this Note and such other documents as Payee may reasonably request; and PROVIDED FURTHER that one or more of its Subsidiaries may merge with and into another Subsidiary or Maker.

          8.3 LIMITATIONS ON RESTRICTED PAYMENTS. Maker shall not and shall not permit any of its Subsidiaries to declare or pay any dividend on, or make any distribution in respect of (other than dividends and distributions payable exclusively in non-participating common equity interests or preferred equity interests as to which dividends are payable solely in kind of Maker or a Subsidiary), or purchase, redeem or retire for value any equity interests of Maker or a Subsidiary (other than in exchange for Maker's or a Subsidiary's own non-participating common equity interests or preferred equity interests as to which dividends are payable solely in kind) (collectively, "Restricted Payments"), except for the following: (i) dividends and distributions among wholly-owned Subsidiaries; (ii) dividends and distributions from the Subsidiaries to Maker solely to the extent all sums so dividended or distributed are used by Maker for one of the following purposes: (x) to make mandatory prepayments pursuant to the Notes; (y) to make voluntary prepayments pursuant to the Notes; (z) to pay expenses of Maker to the extent permitted by Senior Debt; and (xxx) to pay tax liabilities of Maker and its consolidated group; and (iii) payments to repurchase equity interests and other rights and obligations owned by former employees and others of up to $1,000,000 in the aggregate. The foregoing provisions will not prevent the purchase or redemption of equity interests in Maker or a Subsidiary with proceeds from concurrent sales of equity interests in Maker or a Subsidiary; PROVIDED, HOWEVER, that in the event the proceeds of such sale exceed $1,000,000, Maker shall apply toward the prepayment of this Note Payee's Pro Rata Share of one-half of such proceeds in excess of $1 million.

          8.4 LIMITATION ON OTHER DEBT. Other than Permitted Indebtedness, Maker shall not incur, and shall not permit any of its Subsidiaries to incur, any Indebtedness unless the ratio of Maker's EBITDA (taking into account on a pro forma basis for historic operations without regard to synergies the results of operations of any person acquired as if such acquisition had occurred at the beginning of the period) for the preceding four fiscal quarters (or if fewer than four fiscal quarters have elapsed since the date of this Note, then for the number of fiscal quarters elapsed since the date of this Note) to Total Interest Expense (taking into account on a pro forma basis interest expense on the Indebtedness to be incurred as if it were incurred at the beginning of the period) for the four fiscal quarters (or if fewer than four fiscal quarters have elapsed since the date of this Note, then for the number of quarters elapsed since the date of this Note), is at least 1.75:1.

         8.5 L IMITATION ON LIENS. Maker shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its assets now owned or hereafter acquired except for Permitted Liens.

         8.6 DISTRIBUTIONS FROM SUBSIDIARIES. Maker shall cause its Subsidiaries to distribute sums to Maker to enable it to satisfy its obligations set forth in Section 5.2 subject to restrictions contained in documents evidencing Senior Debt and applicable law.

         8.7 MANAGEMENT FEES. Maker shall not and shall not permit any of its Subsidiaries to pay any management or consulting fees, or fees of a like nature, to any affiliate of Maker except payments of compensation to George Group, Inc. in exchange for consulting services to be provided by George Group, Inc. to Maker and its Subsidiaries, reasonable compensation in connection with valid services rendered, payable to employees of Maker and its Subsidiaries (other than partners and Affiliates of Reliant Partners, L.P., a Texas limited partnership, and/or Reliant Partners II, L.P., a Texas limited partnership) in connection with their employment and payments being made simultaneously with the issuance of this Note.

         8.8 NOTIFICATION OF CALCULATION. Maker shall notify Wingate, as agent for Payee, not later than 90 days after the end of each fiscal year of Maker ending after the date of this Note of its calculation of Consolidated Available Cash Flow for such fiscal year (whether or not any amounts will be due and payable hereunder in respect thereof), with reasonable support for such calculation.

         8.9 CERTAIN CREDIT AGREEMENT PROVISIONS. Maker will use its reasonable efforts to insure that the provisions of the Senior Debt allow the payments called for by Section 5.2(a) above. Maker shall provide written notice to Wingate prior to amending, restating or modifying the terms of the Senior Debt.

    Section 9. DEFINITIONS. The following terms, as used herein, have the following respective meanings:

         ACQUIRED INDEBTEDNESS means any Indebtedness incurred in connection with the financing of all or any part of the acquisition or construction of any property, whether incurred prior to, at the time of or within 120 days after, the acquisition or completion of construction by Maker of such property.

         AFFILIATE of any specified person shall mean any other person controlling or controlled by or under common control with such specified person. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         CAPITALIZED LEASE OBLIGATIONS means all obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for under GAAP as a capital lease on the balance sheet of the lessee.

         CHANGE IN CONTROL means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Operating Company):
(i) prior to the first public offering of Voting Equity Interests of Maker or the Operating Company, either (x) the Permitted Holders cease to be the "beneficial owner" or "beneficial owners" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least a majority of the total voting power of the then outstanding Voting Equity Interests of Maker or of the Operating Company, or (y) the Permitted Holders cease to be entitled by voting power, contract or otherwise to elect or cause the election of directors of Maker or the Operating Company having a majority of the total voting power of the Board of Directors of Maker or the Operating Company, as the case may be, in each case, whether as a result of issuance of securities of

Maker or the Operating Company, as the case may be, any merger consolidation, liquidation or dissolution of Maker or the Operating Company, as the case may be, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, Permitted Holders shall be deemed to beneficially own any Voting Equity Interests of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the voting power of the then outstanding Voting Equity Interests of the parent entity); (ii) following the first public offering of Voting Equity Interests of Maker or the Operating Company, any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Equity Interests of Maker or the Operating Company; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding Voting Equity Interests of Maker or the Operating Company, as the case may be, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Maker or the Operating Company, as the case may be; (iii) Maker or the Operating Company consolidates with, or merges with or into, another Person or, Maker or any of its Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of Maker and its Subsidiaries (determined on a consolidated basis) to any Person (other than the Operating Company or any Wholly Owned Restricted Subsidiary) or the Operating Company or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Operating Company and the Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than a Wholly Owned Restricted Subsidiary), or any Person consolidates with, or merges with or into, Maker or the Operating Company, other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, the then outstanding Voting Equity Interests of Maker or the Operating Company, as the case may be, "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Maker or the Operating Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Maker or the Operating Company, as the case may be, was approved by a vote of a majority of the directors of Maker or the Operating Company, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Maker or the Operating Company, as the case may be, then in office.

         COMMISSION means the Securities and Exchange Commission.

         CONSOLIDATED AVAILABLE CASH FLOW means EBITDA MINUS payments made in respect of capital expenditures, Total Interest Expense, principal payments on indebtedness, increases in working capital and payments of taxes.

         CONSOLIDATED NET INCOME means, for any fiscal period, the consolidated net earnings or loss of Maker and its Subsidiaries as the same would appear on a consolidated statement of earnings of Maker for such fiscal period prepared in accordance with GAAP.

         CREDIT AGREEMENT means the Credit Agreement dated as of even date herewith among the Operating Company, each of the financial institutions which is a signatory thereto or which may from time to time become a party thereto and The Chase Manhattan Bank, as agent, as the same may be amended, restated, modified, extended or supplemented from time to time in accordance with its terms and any successor financial institution credit agreement refinancing all or a portion of the Credit Agreement and designated by Maker as the Credit Agreement for purposes hereof.

         EBITDA means Consolidated Net Income plus Total Interest Expense, income taxes, depreciation and amortization.

         EQUITY INTEREST in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

         EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         GAAP means generally accepted accounting principles applied on a consistent basis.

         INDEBTEDNESS means (a) any obligation for borrowed money, (b) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in the ordinary course of business, (c) any obligations secured by any lien in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation,
(d) any lease obligation capitalized on Maker's books, (e) any guarantee with respect to Indebtedness (of the kind otherwise described in this definition) of another person and (f) obligations in respect of letters of credit.

         INDENTURE means the Indenture dated as of even date herewith among the Operating Company, the Guarantors (as defined in the Indenture) and Bank One, Columbus, NA, as trustee, as the same may be amended, restated, modified, extended or supplemented from time to time in accordance with its terms.

         INTEREST EXPENSE means, for any period, the sum, for Maker and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of capital lease obligations) accrued or capitalized during such period (whether or not actually paid during such period).

         LIEN means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

         NET AVAILABLE PROCEEDS means the aggregate amount of cash received by Maker in respect of a Public Equity Offering, net of all expenses incurred by Maker in connection therewith and any underwriting fees and expense.

         OPERATING COMPANY means Redman Building Products, Inc., a Delaware corporation and wholly-owed subsidiary of Maker.

         PERMITTED HOLDER means any of (i) Reliant Partners, L.P. and Reliant Partners II, L.P. and their direct and indirect general and limited partners on the date hereof; (ii) any of the Permitted Transferees of the persons referred to in clause (i); and (iii) any person or group controlled by each or any of the Persons referred to in clauses (i) and (ii).

         PERMITTED INDEBTEDNESS means any of the following:

         (i) Senior Debt in an aggregate principal amount at any one time outstanding not to exceed the sum of (A) the greater of (i) $25.0 million and (ii) the sum of (a) 85% of Eligible Receivables (as defined in the Credit Agreement as in effect on the date hereof whether or not the Credit Agreement is in effect on the date of determination), PLUS (b) 50% of Eligible Inventory (as defined in the Credit Agreement as in effect on the date hereof whether or not the Credit Agreement is in effect on the date of determination), PLUS (B) any amounts outstanding under the Credit Agreement that utilize subparagraph (vii) of this definition plus the aggregate amount outstanding under the Indenture;

         (ii)   intercompany Indebtedness;

         (iii)  Indebtedness in respect of the Notes;

         (iv) Indebtedness in respect of any performance bonds, letters of credit or other similar instruments and obligations entered into in the ordinary course of business consistent with past practices;

         (v) Indebtedness in respect of Capitalized Lease Obligations, purchase money obligations and Acquired Indebtedness, not to exceed $10 million;

         (vi)   Indebtedness existing on the date of this Note;

         (vii)  other Indebtedness not to exceed $15 million;

         (viii) Indebtedness in respect of any interest rate protection or hedging arrangements entered into in order to fix the floating interest rate of any Permitted Indebtedness, to the extent that such Permitted Indebtedness is incurred prior to or at the time of entry into such arrangement or is reasonably expected to be incurred within thirty days thereafter, in an amount not exceeding the notional principal amount of such Permitted Indebtedness; and

         (ix) any Indebtedness incurred in exchange for or the proceeds of which are used to exchange, refinance or refund Indebtedness referenced in any of (i) through (viii) above; PROVIDED, HOWEVER, that the principal amount of the Indebtedness so incurred does not exceed the principal amount (plus any premium) of the Indebtedness so exchanged, refinanced or refunded.

         PERMITTED LIENS means any of the following:

         (i) any Lien on property if such Lien is in existence at the time of acquisition by Maker of such property or is to secure any Indebtedness permitted hereunder that is incurred (prior to, at the time of or within 120 days after, the acquisition or completion of construction by Maker of such property) for the purpose of, or in connection with, financing all or any part of the acquisition or the cost of construction thereof;

         (ii) any Lien on property of a corporation if such Lien is in existence at the time such corporation is merged into or consolidated with Maker or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Maker or any Lien on property of a person not a corporation if such Lien is in existence at the time of a sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to Maker, PROVIDED, in each such case, that (i) such Lien is not created in contemplation of such merger, consolidation or disposition and does not extend to properties not subject thereto immediately prior to such merger, consolidation or disposition and (ii) any Indebtedness incurred or assumed in connection therewith is permitted hereunder;

         (iii) any Lien existing on the date of this Note;

         (iv) Liens to secure the Senior Debt;

         (v) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Maker to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

         (vi) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

         (vii) Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established;

         (viii) Liens resulting from good faith deposits to secure payments of worker's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Indebtedness) in the ordinary course of business;

         (ix) Liens for purchase money obligations and Capitalized Lease Obligations; PROVIDED that any such Lien encumbers only the asset so purchased or leased and the associated Indebtedness is otherwise permitted hereunder;

         (x) Leases or subleases granted to others for fair market value consideration, in any such case not interfering in any material respect with the business of Maker;

         (xi) Liens held by operators under operating agreements for amounts not yet due and payable;

         (xii) Liens securing Permitted Indebtedness; or

         (xiii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (xii), inclusive; PROVIDED, HOWEVER, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal, or replacement Lien shall be limited to all or part of the asset which secured the Indebtedness secured by the Lien so extended, renewed or replaced (plus improvements on such asset).

         PERMITTED TRANSFEREE means, with respect to any Person: (a) in the case of any Person who is a natural person, such individual's spouse or children, any trust for such individual's benefit or the benefit of such individual's spouse or children, or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such Person or such individual's spouse or children or any trust for the benefit of such persons;
(b) in the case of any Person who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such individual's assets; and (c) in the case of any Person who is not a natural person, any Affiliate of such Person.

         PERSON means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

         PRO RATA SHARE means a fraction the numerator of which is the stated principal amount of this Note and the denominator of which is the aggregate stated principal amount of the Notes.

         PREFERRED EQUITY INTEREST, in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

         PUBLIC EQUITY OFFERING means a public offering of some or all of Maker's equity interests, which yields Net Available Proceeds of at least $30,000,000.

         RESTRICTED SUBSIDIARY means any Subsidiary of the Operating Company that has not been designated as an Unrestricted Subsidiary pursuant to the Indenture.

         SENIOR DEBT means (a) the principal amount under the Credit Agreement and premium, if any, and interest thereon (including, without limitation, any interest (Post-Petition Interest) which accrues (or which would accrue but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Maker (whether or not such interest is allowed as a claim in such case, proceeding or other action)), and all Notes issued pursuant to, the Credit Agreement, (b) the principal amount under the Indenture and premium, if any, and interest thereon (including, without limitation, any interest (Post-Petition Interest) which accrues (or which would accrue but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Maker (whether or not such interest is allowed as a claim in such case, proceeding or other action)), and all Notes issued pursuant to, the Indenture; (c) any renewals, refinancings or extensions of any of the foregoing (or any portion thereof) (including Post-Petition Interest), and any increases in the foregoing and (d) all fees, expenses, indemnities and all other amounts payable by Maker thereunder or with respect thereto, including under any other Financing Document. Terms used in this definition that are not defined herein have the meaning specified in the Credit Agreement or the Indenture, as appropriate.

         STOCK PURCHASE AGREEMENT means the Stock Purchase Agreement, dated as of March 27, 1997, by and among Reliant Partners, L.P. and the stockholders of Maker named therein, as the same may be amended, restated, modified, extended or supplemented from time to time in accordance with its terms.

         SUBSIDIARY means any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Maker or one or more Subsidiaries of Maker or by Maker and one or more Subsidiaries of Maker.

         TOTAL INTEREST EXPENSE means, for any period, the Interest Expense (net of interest income) of Maker and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income.

         UNRESTRICTED SUBSIDIARY means any Subsidiary of the Operating Company designated as such pursuant to the Indenture.

         VOTING EQUITY INTERESTS means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the board of directors or other governing body of such corporation or Person.

         WHOLLY OWNED RESTRICTED SUBSIDIARY means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Operating Company.

    Section 10.    MISCELLANEOUS.

         10.1 NO WAIVER. It is expressly agreed that any waiver by Payee of any item or provision hereof or of any right, remedy or option under this Note shall not be controlling, nor shall it prevent or estop Payee from thereafter enforcing such term, provision, right, remedy or option in any other instance, and neither the failure or refusal of Payee to insist in any one or more instances upon the strict performance of this Note, nor the acceptance by Payee of any payment less than the amount then due hereunder, shall be construed as a waiver or relinquishment for the future of any such term or provision or the amount remaining due, but the same shall continue in full force and effect, it being understood and agreed that Payee's rights, remedies and options under this Note are and shall be cumulative and are in addition to all of the rights, remedies and options of Payee in law or in equity, or under any other agreement.

         10.2 SAVINGS CLAUSE.  If at any time the Interest Rate or Default
Rate, together with all fees and charges, if any, contracted for, charged, received, taken or reserved by Payee in connection with this Note that may be treated as interest under applicable law (collectively, the "Charges"), computed over the full term of this Note, exceeds the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by Payee in accordance with the laws of the State of Texas from time to time in effect, except to the extent federal law permits Payee to contract for, charge or receive a greater amount of interest, due credit being given for all charges made in connection with this Note that may be treated as interest under applicable law, the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; PROVIDED, HOWEVER, that upon any subsequent increase in the Maximum Rate from time to time, the interest charged on the unpaid principal amount of this Note shall remain equal to the Maximum Rate, and any subsequent reduction in the Interest Rate shall not reduce the rate borne by this Note, until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Interest Rate if the Interest Rate had at all times been in effect; and PROVIDED, FURTHER, that if at maturity or final payment of this Note the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Interest Rate had at all times been in effect, Maker agrees to pay Payee, to the extent allowed by the then applicable law, an amount equal to the difference between
(a) the lesser of (i) the amount of interest which would have been accrued on this Note if the Maximum Rate had at all times been in effect, and (ii) the amount of interest which would have accrued if the Interest Rate had at all times been in effect, and (b) the amount of interest actually accrued in accordance with the provisions of this Note.

         10.3 AMENDMENTS; BINDING EFFECT. This Note may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Note shall be binding upon the successors, permitted assigns and legal representatives of Maker.

         10.4 ASSIGNMENT; ENTIRE AGREEMENT. Neither Maker nor Payee may assign its rights under this Note or any interest therein without the prior written consent of the other party. [INSERT TO WINGATE PARTNERS, L.P. NOTE ONLY: "; PROVIDED, HOWEVER, PAYEE SHALL BE PERMITTED TO ASSIGN ITS RIGHTS HEREUNDER, IN WHOLE OR IN PART, TO ANY OF ITS LIMITED PARTNERS."] This Note constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         10.5 NOTICES. All notices hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be delivered to Maker at its address set forth in the first paragraph of this Note and to Payee at its address set forth in the first paragraph of this Note or at such other address as shall be specified by like notice to Payee or Maker as applicable. All notices shall be deemed given as of the date when such notice is first delivered by hand or sent by telecopier (receipt confirmed, with a copy simultaneously mailed registered mail), one day after depositing for delivery, fee prepaid, with a Federal Express or similar overnight deliver service and five days after mailing, postage prepaid and properly addressed in the U.S. mails.

          10.6 GOVERNING LAW. This Note shall be governed by, and the terms and provisions hereof and the rights and duties created hereby shall be interpreted, construed and enforced in accordance with, the laws of the State of Texas, without giving effect to conflicts of law provisions.

          10.7 WAIVER OF JURY TRIAL. THE MAKER AND PAYEE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.




                    [Remainder of Page Intentionally Left Blank.]

    IN WITNESS WHEREOF, Maker has caused this Subordinated Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

                                       RBPI HOLDING CORPORATION

                                       By:
                                           -----------------------------------
                                       Title:
                                             ---------------------------------


[For management stockholders receiving loans from Keystone, Inc. to purchase stock from RBPI, add the following endorsement:]

This endorsement is made in accordance with that certain Pledge Agreement dated effective as of May 9, 1997, by and between ________________________, an individual, as pledgor, and Keystone, Inc., a Texas corporation, as pledgee.

    PAY TO THE ORDER OF KEYSTONE, INC., a Texas corporation.


                                       ---------------------------------------
                                       [Name of individual Payee under this
                                       Subordinated Note.]

                                      EXHIBIT C






                               [Intentionally Omitted]

                                COMPLIANCE CERTIFICATE

    This certificate is delivered by the undersigned (the "Stockholders") to the Purchasers (as defined in the Purchase Agreement (as defined below)), pursuant to Section 5.1(c) of the Stock Purchase Agreement, dated as of March 27, 1997, by and among Reliant Partners, L.P. and the Stockholders, as amended by the First Amendment to Stock Purchase Agreement, dated as of May 9, 1997, by and among the Stockholders and the Purchasers (as so amended, the "Purchase Agreement"), relating to the acquisition of capital stock of RBPI Holding Corporation, a Delaware corporation (the "Corporation"). Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement. The Stockholders hereby certify as follows:

    1. All representations and warranties of the Stockholders contained in the Purchase Agreement are true and correct in all material respects on and as of the date when made and on and as of the date hereof.

    2. The Stockholders have performed and complied with in all material respects, and caused each of the Companies to have performed and complied with in all material respects, all agreements and conditions required by the Purchase Agreement to be performed or complied with by them on or prior to the Closing Date.

    IN WITNESS WHEREOF, the undersigned have signed this Certificate in one or more counterparts effective as of the 9th day of May, 1997.

WINGATE PARTNERS, L.P.                    WALLACE R. HAWLEY AND
                                          ALEXANDRA HAWLEY REVOCABLE
By: Wingate Management Company, L.P.,     TRUST U/A/D 07/30/92
      its general partner

   By:                                    By:
      ----------------------------           -------------------------------
   Name:                                  Name:
        --------------------------             -----------------------------
   Its:                                   Its:
       ---------------------------            ------------------------------


WINGATE AFFILIATES, L.P.                  ----------------------------------
                                          V. EDWARD EASTERLING, JR.
   By:
      ---------------------------
   Name:
        -------------------------
   Its:                                   MAY FINANCIAL CORPORATION
        -------------------------          FBO JEAN C. BEASLEY IRA

                                          By:
                                             ------------------------------
                                          Name:
                                               ----------------------------
                                          Its:
                                              -----------------------------

                                     CERTIFICATE

    This certificate is delivered by the undersigned (the "Stockholders") to the Purchasers (as defined in the Purchase Agreement (as defined below)), pursuant to Section 5.1(g) of the Stock Purchase Agreement, dated as of March 27, 1997, by and among Reliant Partners, L.P. and the Stockholders, as amended by the First Amendment to Stock Purchase Agreement, dated as of May 9, 1997, by and among the Stockholders and the Purchasers (as so amended, the "Purchase Agreement"), relating to the acquisition of capital stock of RBPI Holding Corporation, a Delaware corporation (the "Corporation"). Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement.

    The Stockholders hereby certify that no Material Adverse Effect has occurred from the date of the Purchase Agreement to the Closing Date, and no damage, destruction or loss, whether or not covered by insurance, adversely affecting in any material respect the properties, businesses, prospects or assets of the Companies has occurred or been threatened.

    IN WITNESS WHEREOF, the undersigned have signed this Certificate effective as of the 9th day of May, 1997.


WINGATE PARTNERS, L.P.                    WALLACE R. HAWLEY AND
                                          ALEXANDRA HAWLEY REVOCABLE
By: Wingate Management Company, L.P.,     TRUST U/A/D 07/30/92
      its general partner

   By:                                    By:
      ----------------------------           -------------------------------
   Name:                                  Name:
        --------------------------             -----------------------------
   Its:                                   Its:
       ---------------------------            ------------------------------


WINGATE AFFILIATES, L.P.                  ----------------------------------
                                          V. EDWARD EASTERLING, JR.
   By:
      ---------------------------
   Name:
        -------------------------
   Its:                                   MAY FINANCIAL CORPORATION
        -------------------------          FBO JEAN C. BEASLEY IRA

                                          By:
                                             ------------------------------
                                          Name:
                                               ----------------------------
                                          Its:
                                              -----------------------------

                                   EXHIBIT H

                     TERMINATION OF INTERCOMPANY AGREEMENTS


    This Termination Agreement (the "Agreement"), dated effective as of the ____ day of ____________, 1997 (the "Effective Date"), is by and among RBPI Holding Corporation, a Delaware corporation ("Holding"), each of the Stockholders of Holding (the "Stockholders'), Redman Building Products, Inc., a Delaware corporation (the "Operating Company"), and each of its subsidiaries noted on the signature pages hereto (collectively with the Operating Company, the "Companies").

                                    RECITALS

    In connection with the Stock Purchase Agreement dated as of March 27, 1997 by and among Reliant Partners, L.P. and the Stockholders, as amended by the First Amendment to Stock Purchase Agreement (as so amended, the "Purchase Agreement"), dated as of May __, 1997, by and among the Stockholders and the Purchasers (as defined in the Purchase Agreement), the parties hereto desire to terminate all management and other intercompany agreements among the Companies and the Stockholders and Affiliates of the Stockholders as of the Effective Date. Capitalized terms used herein without definition shall have the meanings as set forth in the Purchase Agreement.

    NOW, THEREFORE, in consideration of the provisions and respective agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1. TERMINATION OF AGREEMENTS. As of the Effective Date, all management and other intercompany agreements among the Companies, on the one hand, and the Stockholders and Affiliates of the Stockholders, on the other hand, including, without limitation, the Oral Management and Consulting Fee Agreement by and between Wingate Partners, L.P. and Holding, are hereby terminated and are of no further force or effect.

    2. CANCELLATION OF INDEBTEDNESS. As of the Effective Date, all indebtedness of the Companies to the Stockholders and the Affiliates of the Stockholders is hereby cancelled and of no further force or effect.

    3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

    4. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                  COMPANIES

                                  RBPI HOLDING CORPORATION

                                  By:
                                      ----------------------------------------
                                  Name:
                                        --------------------------------------
                                  Title:
                                         -------------------------------------


                                  REDMAN BUILDING PRODUCTS, INC.

                                  By:
                                      ----------------------------------------
                                  Name:
                                        --------------------------------------
                                  Title:
                                         -------------------------------------

                                  RBP OF ARIZONA, INC.
                                  RBP CUSTOM GLASS, INC.
                                  RBP FENESCO, INC.
                                  RBP OF TEXAS, INC.
                                  RBP TRANS, INC.
                                  LEVAN BUILDERS SUPPLY,
                                     INCORPORATED
                                  NUPRIME OF DENVER, INC.
                                  TIMBER TECH, INC.

                                  By:
                                      ----------------------------------------
                                  Name:
                                        --------------------------------------
                                  Title:
                                         -------------------------------------

                                  STOCKHOLDERS

                                  WINGATE PARTNERS, L.P.

                                     By: Wingate Management Company, L.P.,
                                           its general partner

                                     By:
                                         -------------------------------------
                                     Name:
                                           -----------------------------------
                                     Its:
                                          ------------------------------------

                                  WINGATE AFFILIATES, L.P.

                                     By:
                                         -------------------------------------
                                     Name:
                                           -----------------------------------
                                     Its:
                                          ------------------------------------

                                  WALLACE R. HAWLEY AND
                                     ALEXANDRA HAWLEY
                                     REVOCABLE TRUST
                                     U/A/D 07/30/92

                                     By:
                                         -------------------------------------
                                     Name:
                                           -----------------------------------
                                     Its:
                                          ------------------------------------


                                  --------------------------------------------
                                  V. EDWARD EASTERLING, JR.

                                  MAY FINANCIAL CORPORATION
                                     FBO JEAN C. BEASLEY IRA

                                     By:
                                         -------------------------------------
                                     Name:
                                           -----------------------------------
                                     Its:
                                          ------------------------------------

                                   EXHIBIT I

                             RELIANT PARTNERS, L.P.
                          201 MAIN STREET, SUITE 3100
                            FORT WORTH, TEXAS  76102


                                 March 27, 1997


[Certain Members of Senior Management]
--------------------------
--------------------------


    Re:  Application of Net Incentive Payments


Dear Mr. __________:

    Reference is made to (i) that certain Stock Purchase Agreement, dated as of even date herewith (the "Purchase Agreement"), by and between the parties listed on Schedule I thereto (the "Stockholders") and Reliant Partners, L.P., a Texas limited partnership ("Purchaser"), pertaining to Purchaser's purchase of capital stock of RBPI Holding Corporation, a Delaware corporation ("RBPI"), from the Stockholders; and (ii) that certain RBPI Incentive Unit Agreement by and between you and RBPI (the "Incentive Agreement").

    You hereby acknowledge and agree that immediately upon your receipt of payments pursuant to the Incentive Agreement you will pay the Net Cash Incentive Payment (as defined below) to RBPI in consideration of the purchase by you of an interest in RBPI, such purchase to be at the same price, on the same terms and subject to the same conditions as interests in RBPI are sold to others. As used herein, the term "Net Cash Incentive Payment" shall mean the difference between (a) the amount of cash to be paid to you by RBPI as of the Closing of the transactions contemplated by the Stock Purchase Agreement in respect of the Incentive Agreement as a direct or indirect result of the consummation of the transactions contemplated by the Purchase Agreement and
(b) the amount of taxes payable by you in respect of (i) the cash amounts payable and (ii) the promissory note issuable to you in satisfaction of RBPI's obligations to you under the Incentive Agreement.

                [Remainder of Page Intentionally Left Blank]

    If the foregoing sets forth the agreement of the parties with regard to the matters addressed herein, please so evidence by signing the attached duplicate original of this letter in the space provided for your signature and returning it to the undersigned, whereupon the provisions hereof will constitute a binding agreement.

                             Sincerely,

                             RELIANT PARTNERS, L.P.

                             By:  Reliant Investment Partners, L.P., its
                                  General Partner

                             By:  Group 31, Inc., its General Partner

                                  By:
                                      ----------------------------------------

                                  Title:
                                         -------------------------------------


AGREED TO AND
ACKNOWLEDGED BY:


--------------------------------------
[CERTAIN MEMBERS OF SENIOR MANAGEMENT]


RBPI HOLDING CORPORATION

By:
    ----------------------------------
Title:
       -------------------------------

                                May 9, 1997

Wingate Partners, L.P.
Wingate Affiliates, L.P.
Wallace R. Hawley and Alexandra
 Hawley Revocable Trust U/A/D 07/30/92
V. Edward Easterling
May Financial Corporation
 FBO Jean C. Beasley IRA
c/o Wingate Partners, L.P.
750 N. St. Paul Street, Suite 1200
Dallas, Texas 75201

 Re: Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of March 27, 1997 by and among Reliant Partners, L.P., a Texas limited partnership ("Reliant") and Wingate Partners, L.P., Wingate Affiliates, L.P., Wallace R. Hawley and Alexandra Hawley Revocable Trust U/A/D 07/30/92, V. Edward Easterling, and May Financial Corporation FBO Jean C. Beasley IRA (collectively, the "Stockholders")


Ladies and Gentlemen:

     This firm has acted as legal counsel to Purchasers (as defined herein), for the purpose of delivering this opinion letter to you, as provided by
Section 5.2(e) of the Agreement (as defined herein).

     Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined as set forth in the Agreement.

     In rendering this opinion, we have examined (a) the Stock Purchase Agreement; (b) the First Amendment to the Stock Purchase Agreement (the "Amendment") dated as of the date hereof, by and among Reliant, Sellers, Reliant Partners II, L.P., a Texas limited partnership ("Reliant II"), David
G. Fiore, Virgil D. Lowe, Charles E. Still, Jack L. Morris, James R. Trigg, Jr. and Rodney Vickers; (c) the Amended and Restated Limited Partnership Agreement of Reliant and a copy of its certificate of limited partnership certified by the Secretary of State of the State of Texas as of May 7, 1997; and (d) the Limited Partnership Agreement of Reliant II and a copy of its certificate of limited partnership certified by the Secretary of State of the State of Texas as of May 7, 1997.

     The Stock Purchase Agreement as amended by the Amendment is referred to herein as the "Agreement." Reliant and Reliant II are collectively referred to herein as the "Purchasers."

Wingate Partners, L.P. et al
May 9, 1997
Page 2 of 6

     In rendering this opinion, we have made the following assumptions:

     (a) All natural persons have sufficient legal capacity to enter into the transaction contemplated by the Agreement (the "Transaction") and to perform their roles thereunder.

     (b) Each of the Purchasers holds requisite title and rights to any property involved in the Transaction.

     (c) Each party to the Transaction (other than the Purchasers) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Agreement enforceable against it.

     (d) Each party to the Transaction (other than the Purchasers) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Agreement against the Purchasers.

     (e) Each document that we have reviewed in connection herewith is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document (other than the signatures by the Purchasers on the Agreement) are genuine.

     (f) Each certificate of a public authority on which we have relied is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

     (g) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

     (h) The conduct of the parties to the Transaction has complied with any requirement of good faith, fair dealing and conscionability.

     (i) You and agents acting for you in connection with the Transaction have acted in good faith and without any notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transaction.

     (j) There are no agreements or understandings among the parties to the Transaction, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Documents.

     (k) All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the State of Texas, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the State of Texas, and are in a format that makes legal research reasonably feasible.

Wingate Partners, L.P. et al
May 9, 1997
Page 3 of 6

     (l) The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

     (m) Agreements to which any of the Purchasers is a party or by which any of them or their property is bound, other than the Agreement ("Other Agreements"), court and administrative orders, writs, judgments and decrees that name any of the Purchasers and are specifically directed to any of them or their property ("Court Orders") would be enforced as written.

     (n) Neither of the Purchasers will in the future take any discretionary action (including a decision not to act) permitted under the Agreement that would result in a violation of law or constitute a breach or default under any Other Agreement or Court Order.

     (o) Each of the Purchasers will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Agreement.

     (p) All parties to the Transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Agreement.

     Based upon and subject to the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

     1. Each of the Purchasers was formed and exists as a limited partnership under the laws of the State of Texas.

     2. Each of the Purchasers has the partnership power and authority to execute and deliver the Agreement and to perform its respective obligations under the Agreement.

     3. The Agreement has been authorized, executed and delivered by each of the Purchasers, and constitutes the legal and enforceable obligation of each of the Purchasers.

     4. The execution and delivery of the Agreement by the Purchasers do not, and the performance of the Agreement by the Purchasers will not, render either Purchaser in violation of its respective Limited Partnership Agreement or Certificate of Limited Partnership, or any statute or regulation by which either Purchaser is bound. We have no knowledge that the execution and delivery of the Agreement by either Purchaser will
     (i) result in the violation of any order or judgment of any court, government agency or arbitrator in which either Purchaser is named, or
     (ii) constitute a breach of any other agreement to which either Purchaser is a party.

     5. We have no knowledge that the execution, delivery and performance by the Purchasers of the Agreement will require the consent or approval of, or filing with, any person or governmental entity; PROVIDED, HOWEVER, that we express no opinion with respect

Wingate Partners, L.P. et al
May 9, 1997
Page 4 of 6

     to any filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     This opinion is further limited and qualified in all respects as follows:

     A. This opinion is specifically limited to matters of the existing federal law of the United States of America and the law of the State of Texas. We express no opinion as to the applicability of the laws of any other particular jurisdiction to the Transaction described in this opinion.

     B. For purposes of expressing the opinions in paragraph 1 regarding the existence of the Purchasers, we have relied, with your permission, solely upon certificates of the Secretary of State of the State of Texas, without independent investigation.

     C. The opinions herein are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally. This exception includes (a) the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on IPSO FACTO and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;
     (b) all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (not just creditors of specific types of debtors); (c) all other Federal bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that have reference to or affect generally only creditors of specific types of debtors and state laws of like character affecting generally only creditors of financial institutions and insurance companies; (d) state fraudulent transfer and conveyance laws; and (e) judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.

     D. The opinions expressed herein are subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made; (b) affording equitable defenses (e.g. waiver, laches and estoppel) against a party seeking enforcement; (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement; (d) requiring reasonableness in the performance and enforcement of any agreement by the party seeking enforcement of the contract; (e) requiring consideration of the materiality of (i) any breach by the Purchasers or (ii) the consequences of the breach to the party seeking enforcement; (f) requiring consideration of the impracticability or impossibility of performance at the time of attempted

Wingate Partners, L.P. et al
May 9, 1997
Page 5 of 6

     enforcement; and (g) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

     F. This opinion is subject to the effect of generally applicable rules of law of the State of Texas and of the United States of America that
     (a) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; (c) limit the availability of a remedy under certain circumstances in which another remedy has been elected; (d) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (e) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale; (f) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; (g) may, if less than all of a contract is deemed unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;
     (h) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs; and (i) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (I) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (II) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

     G. This opinion does not address any of the following legal issues unless we have explicitly addressed the specific legal issue herein: (a) Federal securities laws and regulations administered by the Securities and Exchange Commission, state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (b) Federal Reserve Board margin regulations; (c) pension and employee benefit laws and regulations; (d) Federal and state antitrust and unfair competition laws and regulations; (e) Federal and state laws and regulations concerning filing and notice requirements, other than requirements applicable to charter-related documents; (f) compliance with fiduciary duty requirements; (g) statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing; (h) the characterization of a Transaction as one involving the creation of a lien on real property or a security interest in personal property, the characterization of a contract as one in a form sufficient to create a lien or a security interest, and the creation, attachment, perfection, priority or enforcement of a lien on real property or a security interest in personal property; (i) fraudulent transfer and fraudulent conveyance laws; (j) Federal and state environmental laws and regulations; (k) Federal and state land use and subdivision laws and regulations; (l) Federal and state tax laws and regulations, including, without limitation, the Federal Tax Lien Act of 1966, as amended; (m) Federal patent, copyright and trademark, state trademark, and other Federal and state

Wingate Partners, L.P. et al
May 9, 1997
Page 6 of 6

     intellectual property laws and regulations; (n) Federal and state racketeering laws and regulations; (o) Federal and state health and safety laws and regulations; (p) Federal and state labor laws and regulations; (q) Federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws; or (r) other Federal and state statutes of general application to the extent they provide for criminal prosecution.

     H. We have assumed for purposes of the opinions expressed herein, the truth and accuracy of all statements and certifications made to you by the Purchasers or by any person on behalf of the Purchasers, and all documents and other matters furnished to you by or on behalf of the Purchasers, and that none of such entities or persons have made, and that none of such documents or other matters contained or contain an untrue statement of any material fact or omitted or omit to state a material fact necessary in order to make such statements and certifications, in light of the circumstances in which they were made, not misleading.

     I. As used herein, the phrases "to our knowledge," "known to us," or, "we have no knowledge," or any similar phrase means that the knowledge of this firm is limited to the present personal recollection of the attorneys in our firm who have prepared this opinion and who have had actual involvement in the transaction that is the subject of this opinion letter, and further you cannot rely on such attorneys having made any independent verification of, or inquiry with respect to, the facts relevant to this opinion letter, whether in the general course of our representation of the Purchasers or for purposes of rendering this opinion letter to you.

     This opinion is limited to the specific opinions expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

     This opinion is intended solely for your benefit. It is not to be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity for any purpose whatsoever, without in each instance our express prior written consent.

     This opinion is based upon our knowledge of the law and our understanding of the facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.


                                    Respectfully submitted,



                                    KELLY, HART & HALLMAN
                                       (a professional corporation)

                             COMPLIANCE CERTIFICATE


     This certificate is delivered to Wingate Partners, L.P., Wingate Affiliates, L.P., Wallace R. Hawley and Alexandra Hawley Revocable Trust U/A/D 07/30/92, V. Edward Easterling, Jr., and May Financial Corporation FBO Jean C. Beasley IRA (collectively, the "Stockholders") by the undersigned (individually, a "Purchaser" and collectively, the "Purchasers"), pursuant to
Section 5.2(h) of the Stock Purchase Agreement, dated as of March 27, 1997, by and among Reliant Partners, L.P. and the Stockholders, as amended by the First Amendment to Stock Purchase Agreement, dated as of May __, 1997, by and among the Stockholders and the Purchasers (as so amended, the "Purchase Agreement"), relating to the acquisition by the Purchasers of capital stock of RBPI Holding Corporation, a Delaware corporation (the "Corporation"). Capitalized terms used herein without definition shall have the meanings as set forth in the Purchase Agreement. The undersigned hereby certify as follows:

    1. With respect to itself or himself only, all representations and warranties of such Purchaser contained in the Purchase Agreement are true and correct in all material respects on and as of the date when made and on and as of the date hereof.


    2. The Purchasers have performed and complied in all material respects with all agreements and conditions required by the Purchase Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date.






                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have signed this Certificate in one or more counterparts effective as of the ___ day of May, 1997.

                             RELIANT PARTNERS, L.P.

                               By: Group 31, Inc., General Partner


                               By:
                                   -----------------------------------
                               Title:
                                      --------------------------------

                             RELIANT PARTNERS II, L.P.

                               By: FW Group Genpar, Inc., General Partner


                               By:
                                   -----------------------------------
                               Title:
                                      --------------------------------



                             -----------------------------------------
                             DAVID G. FIORE



                             -----------------------------------------
                             VIRGIL D. LOWE



                             -----------------------------------------
                             CHARLES E. STILL



                             -----------------------------------------
                             JACK L. MORRIS



                             -----------------------------------------
                             JAMES R. TRIGG, JR.



                             -----------------------------------------
                             RODNEY VICKERS